As filed with the Securities and Exchange Commission on May 8, 2007

Registration No. 333-114987

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE PANTRY, INC.

(Exact name of registrant as specified in its charter)

Delaware	56-1574463
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1801 Douglas Drive Sanford, North Carolina	27330
(Address of Principal Executive Offices)	(Zip Code)

THE PANTRY, INC. 1999 STOCK OPTION PLAN

(Full title of the plan)

Melissa Anderson

Senior Vice President, Human Resources

THE PANTRY, INC.

P.O. Box 1410

1801 Douglas Drive

Sanford, North Carolina 27330

(919) 774-6700

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Carl N. Patterson, Esq.

SMITH, ANDERSON, BLOUNT, DORSETT

MITCHELL & JERNIGAN, L.L.P.

P.O. Box 2611

Raleigh, North Carolina 27602

(919) 821-1220

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-114987) (the “Registration Statement”) of The Pantry, Inc. (the “Registrant”) filed with the Securities and Exchange Commission on April 29, 2004 which registered 882,505 additional shares of the Registrant’s common stock, $0.01 par value, to be issued to participants under the Registrant’s 1999 Stock Option Plan (the “1999 Plan”).

On March 29, 2007, the Registrant’s stockholders approved the adoption of the Registrant’s 2007 Omnibus Plan (the “2007 Plan”) to replace the 1999 Plan. No awards under the 1999 Plan have been granted since November 9, 2006 or will be granted in the future, and the 1999 Plan will be maintained by the Registrant only until the last award granted thereunder has been exercised, vested, forfeited, or expired. In accordance with an undertaking contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration a total of 882,505 shares of the Registrant’s common stock that remained available for future awards under the 1999 Plan as of March 29, 2007. The registration fee paid at the time the Registration Statement was filed by the Registrant associated with the 882,505 shares of common stock deregistered by this Post-Effective Amendment No. 1 will be applied to the registration fee necessary to register shares issuable under the 2007 Plan.

A total of 839,385 shares remain subject to outstanding options previously granted under the 1999 Plan, and a Registration Statement on Form S-8 (File No. 333-55836) will remain in effect to cover the potential exercise of such outstanding options.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sanford, State of North Carolina, on this 7th day of May, 2007.

THE PANTRY, INC.

By:	/s/ Peter J. Sodini
Peter J. Sodini
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Peter J. Sodini, Berry L. Epley, and Melissa Anderson, or any of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, or any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Peter J. Sodini Peter J. Sodini	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	May 7, 2007

/s/ Daniel J. Kelly Daniel J. Kelly	Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	May 8, 2007

/s/ Berry L. Epley Berry L. Epley	Corporate Controller (Principal Accounting Officer)	May 4, 2007

/s/ Robert F. Bernstock Robert F. Bernstock	Director	May 7, 2007

Paul L. Brunswick	Director	May , 2007

Wilfred A. Finnegan	Director	May , 2007

/s/ Edwin J. Holman Edwin J. Holman	Director	May 7, 2007

/s/ Terry L. McElroy Terry L. McElroy	Director	May 7, 2007

/s/ Mark D. Miles Mark D. Miles	Director	May 7, 2007

Bryan E. Monkhouse	Director	May , 2007

/s/ Thomas M. Murnane Thomas M. Murnane	Director	May 7, 2007

Maria C. Richter	Director	May , 2007